Exhibit 5.6

[Letterhead of Turner Padget Graham & Laney, P.A.]

June 6, 2011

Board of Directors of PAETEC Holding Corp.

Sole Shareholder of South Carolina Guarantor

One PAETEC Plaza

600 Willowbrook Office Park

Fairport, NY 14450

Hogan Lovells US LLP

555 Thirteenth Street, N.W.

Washington, D.C. 20004

Ladies and Gentlemen:

We have acted as special counsel to OmniCall, Inc., a corporation organized and existing under the laws of the State of South Carolina (the “South Carolina Guarantor”) in connection with the registration statement on Form S-4, as amended (the “Registration Statement”), filed by PAETEC Holding Corp., a Delaware corporation (the “Company”), and by each of the Company’s direct and indirect subsidiaries identified as a “Co-Registrant” on the cover page of the Registration Statement (each a “Guarantor” and collectively, the “Guarantors”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and relating to the proposed offering of $450,000,000.00 in aggregate principal amount of 9 7/8% Senior Notes due 2018 of the Company (the “Exchange Notes”) in exchange for up to $450,000,000.00 in aggregate principal amount of 9 7/8% Senior Notes due 2018 of the Company originally issued on December 2, 2010 and outstanding as of the date hereof (the “Original Notes”), and of the guarantees of the Exchange Notes (the “Guarantees”) to be issued by the Guarantors. The Original Notes were issued, and the Exchange Notes will be issued, pursuant to an Indenture dated as of December 2, 2010, as supplemented or amended (the “Indenture”), by and among the Company, the Guarantors parties thereto and The Bank of New York Mellon Trust Company, N.A., as trustee.

For purposes of this opinion letter, we have examined copies of the documents listed on Schedule I attached hereto and such other agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We do not regularly represent the Company or the South Carolina Guarantor and, as to all matters of fact,

June 6, 2011

we have relied on the representations and statements of fact made in the documents and specifically in the South Carolina Guarantor’s Officer’s Certificate dated June 6, 2011, we have not independently established the facts so relied on, and we have not made any investigation or inquiry other than our examination of such documents. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the laws of the State of South Carolina, including the South Carolina Business Corporation Act of 1988 (the “SCBCA”).

Based upon, subject to and limited by the foregoing, we are of the opinion that:

1.	The South Carolina Guarantor is validly existing as a corporation under the SCBCA as of the date hereof.

2.	The South Carolina Guarantor had the corporate power as of the date of the Second Supplemental Indenture dated as of December 6, 2010 (the “Supplemental Indenture”) to the Indenture, and has the corporate power as of the date hereof, to execute and deliver the Supplemental Indenture and perform its obligations under the Indenture.

3.	The Supplemental Indenture has been duly authorized, executed and delivered by the South Carolina Guarantor under the SCBCA.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, our opinions herein reflect only the application of applicable laws in the State of South Carolina as in effect on the date hereof. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the applicable laws in effect in South Carolina (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such laws be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency, including federal laws of the United States. We specifically advise you that we have not examined any South Carolina laws or regulations specifically applicable to any entity solely because of the business in which it is engaged, including without limitation, any statute, rule or regulation relating to telecommunications carriers, including the orders, rules and regulations of the South Carolina Utilities Commission.

The opinions expressed above are solely for the benefit of the named addressees hereof. No other person may rely on the opinions expressed above for any other purpose or in any other context, except that Hogan Lovells US LLP may rely on such opinions solely for the purposes described below. This opinion letter may not be quoted by you or any other person without our prior written consent, except as set forth below. This opinion letter is limited to the matters

June 6, 2011

expressly stated herein, and no opinion is to be implied or may be inferred beyond the matters expressly stated herein.

We hereby consent to Hogan Lovells US LLP’s reliance upon the opinions expressed above in connection with its opinions to the Company regarding the validity of the Exchange Notes and the Guarantees filed as Exhibit 5.1 to the Registration Statement, and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. We also consent to your filing of this opinion letter as Exhibit 5.6 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Turner Padget Graham & Laney, P.A.

TURNER PADGET GRAHAM & LANEY, P.A.

Enclosure: Schedule I

SCHEDULE I

1.	The Articles of Incorporation and all amendments (together, the “Articles”) of the South Carolina Guarantor, as certified by the Secretary of State of South Carolina on June 3, 2011.

2.	A Certificate of Existence of the South Carolina Guarantor issued by the Secretary of State of South Carolina dated June 1, 2011.

3.	The by-laws of the South Carolina Guarantor in effect on December 6, 2010 and on the date hereof, as certified by the Assistant Secretary of the South Carolina Guarantor on June 6, 2011, as being complete, accurate and in effect.

4.	Certain resolutions of (i) the sole shareholder and (ii) the board of directors of the South Carolina Guarantor, among others, both adopted by written consent on December 6, 2010, as certified by the Assistant Secretary of the South Carolina Guarantor on June 6, 2011 as being complete, accurate and in effect, relating to, among other things, the authorization, execution and delivery of the Supplemental Indenture.